PLS CPA, A PROFESSIONAL CORP.

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

June 25, 2015

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form 10 of our report dated June 3, 2015, relating to the financial statements of BIM Homes, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/PLS CPA

____________________________

     PLS CPA, A Professional Corp.

     San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board